EXHIBIT 99.9

BUSINESS LICENSE FOR ENTERPRISE AS A LEGAL PERSON

Registration No.: 420521000054268

Company name: Hubei Minkang Kunyan Pharmaceutical Co., Ltd

Address: No.161, Yanjiahe Village, Yiling Economic Development Zone, Yichang

Legal representative: LEE TONG TAI	Registered capital: RMB THIRTY MILLION YUAN ONLY

Type of business: Company Limited by Shares	Paid-in capital: RMB SIX MILLION YUAN ONLY

Business scope: Preparation and establishment of pharmaceutical manufacturing project of drug substance, Chinese medicine, western medicine, biomedical drugs (The Company shall not engage in any production and operation activities during the preparation and establishment process, the license for preparation and establishment will expire on March 28, 2014).

General business items:

Date of establishment: September 29, 2013

Term of business: From September 29, 2013 to September 28, 2043

Yichang Administration for Industry and Commerce

September 29, 2013

BUSINESS LICENSE FOR ENTERPRISE AS A LEGAL PERSON (Duplicate) (1-1) Registration No.: 420521000054268	Instruction

Company name: Hubei Minkang Kunyan Pharmaceutical Co., Ltd

Address: No.161, Yanjiahe Village, Yiling Economic Development Zone, Yichang

Legal representative: LEE TONG TAI

Registered capital: RMB THIRTY MILLION YUAN ONLY

Paid-in capital: RMB SIX MILLION YUAN ONLY

Type of business: Limited liability company

Business scope: Preparation and establishment of pharmaceutical manufacturing project of drug substance, Chinese medicine, western medicine, biomedical drugs (The Company shall not engage in any production and operation activities during the preparation and establishment process, the license for preparation and establishment will expire on March 28, 2014).
1. The Business License for an Enterprise as a Legal Person is the certificate for an enterprise to obtain legal person qualification and legal operation.
2. Business License for Enterprise’s Legal Person has an original copy and a duplicate copy. Both of the two copies have the same legal forces.
3. The original copy of the business license shall place in an eye-catching position in the address of enterprise’s legal person.
4. The Business License is prohibited to be forged, altered, lent or transferred.
5. The enterprise’s legal person shall apply an alternation registration to the original registration office for a change of the registered items.
6. The enterprise’s legal person shall submit its annual inspection documents to its registration authority within the period from March 1 to June 30 each year.
7. The enterprise’s legal person shall not conduct any business activity unrelated with liquidation after its Business License for Enterprise’s Legal Person is revoked.
8. The enterprise’s legal person shall return the original and duplicate copies of business license when canceling the registration.
9. The enterprise’s legal person shall make invalid statement on the newspapers specified by the registration authority and apply for new Business License in case its Business License for Enterprise as A Legal Person is lost or damaged.

Date of establishment: September 29, 2013 Term of business: From September 29, 2013 to September 28, 2043	Annual Inspection

Yichang Administration for Industry and Commerce

September 29, 2013